Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Net Income of $5.8 million in the Second Quarter of 2012

Six Consecutive Quarters of Net Income

COSTA MESA, Calif., August 13, 2012 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2012.

Overview

The Company’s net income improved in this year’s second quarter to $5.8 million, and $0.35 per diluted share, from $1.2 million, and 0.08 per diluted share, in the second quarter of 2011. This improvement was primarily attributable to an increase of $7.2 million in mortgage banking revenues to $8.5 million and a non cash income tax benefit of $4.1 million, in each case in the three months ended June 30, 2012. By comparison, we generated $1.3 million of mortgage banking revenues and we made a provision of $630,000 for income taxes in the three months ended June 30, 2011. Partially offsetting the increase in mortgage banking revenues and the income tax benefit were (i) a $448,000 decline in net interest income, (ii) a $1.9 million increase in the provision made for loan losses, and (iii) a $5.1 million increase in non-interest expense, in each case in the three months ended June 30, 2012, as compared to the same three months of 2011.

Net income for the six months ended June 30, 2012 increased to $7.2 million, or $0.47 per diluted share, from $2.9 million or $0.19 per diluted share in the same six months of 2011, due to (i) a $10.8 million increase in mortgage banking revenues to $13.0 million, (ii) a $1.1 million increase in net gains on sales of securities to $1.2 million, and (iii) a non-cash income tax benefit of $3.2 million, as compared to, respectively, mortgage banking revenues of $2.2 million, net gains of $40,000 on sales of securities, and a $630,000 provision for income taxes in the first six months of 2011. The positive effect of the increases in mortgage banking revenues and in net gains on sales of securities and the income tax benefit on our operating results for the six months ended June 30, 2012 was partially offset by a $1.0 million decline in net interest income, a $1.5 million increase in the provision made for loan losses, and a $9.0 million increase in non-interest expense to $25.9 million, in each case in the six months ended June 30, 2012, as compared to the same six months of 2011.

Raymond E. Dellerba, the Company’s CEO and President stated, “We are very pleased to report our sixth consecutive profitable quarter. We continued to see strong results and are starting to experience an increase in demand for commercial and industrial lending in manufacturing, wholesale, distribution and medical, with Small Business Administration (“SBA”) and Entertainment Financing leading the way”. “On the deposit side, our lowest cost of funding, Demand Deposit Accounts (“DDAs”), grew from $150 million to $170 million, a 13.4% increase. The increase in our checking accounts indicates new business activity for our core Bank. We have a significant amount of Other Real Estate Owned “(OREO”) in escrow and anticipate a substantial OREO reduction in the third quarter,” reported Mr. Dellerba. “We want to thank our loyal employees, investors and Board of Directors for their efforts and support to make these financial results a reality,” concluded President Dellerba.

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PMBC Second Quarter 2011 Earnings Release

August 13, 2012

Recent Developments

We recently undertook a review of our mortgage banking business, which has grown rapidly over a relatively short period of time. The purpose of the review was to determine actions that could be taken to redeploy some of our capital resources, currently committed to our mortgage banking business, to our core commercial lending business in preparation for an eventual increase in prevailing interest rates, and to reduce the costs and improve the efficiencies of our mortgage banking operations. Based on that review, a decision has been made to focus our mortgage operations entirely on our direct-to-consumer retail channel and to exit our wholesale mortgage business, which depends on independent mortgage brokers to originate mortgage loans for us. Consequently, we will cease taking mortgage submissions from mortgage brokers after August 31, 2012; but will continue to process and fund all mortgage broker-originated loans in process or originated on our before that date. This action will result in a significant reduction in mortgage loan originations and, therefore, in our mortgage banking revenues, in future periods. Nevertheless, in our view, this action is in the best interests of the Company and our shareholders, because we believe that it will enable us to build a stronger foundation for achieving improved profitability in the future, reduce and control our operating costs and reduce interest rate and other risks inherent in the wholesale mortgage business, in order to enhance the value of our banking franchise in the future.

Results of Operation

Net Interest Income. Net interest income in the three and six months ended June 30, 2012 decreased by $448,000 and $1.0 million, respectively, as compared to the same respective periods of 2011, due primarily to reductions in interest income of $1.1 million and $2.3 million in the three and six months ended June 30, 2012. Those decreases were somewhat offset by reductions in interest expense of $656,000 and $1.2 million, respectively, in the three and six months ended June 30, 2012, as compared to the same respective periods of 2011. The declines in interest income were primarily attributable to decreases in market rates of interest and, to a lesser extent, a decrease in the volume of securities held for sale and a modest decrease in the average volume of loans outstanding. The decreases in interest expense were due to reductions in the interest we paid on deposits and a change in the mix of deposits to a higher proportion of demand and savings deposits and a lower proportion of more expensive time deposits, as we chose to allow a run-off of some of those deposits.

Provision for Loan Losses. We made provisions for loan losses of $1.9 million and $1.5 million, respectively, in the three and six months ended June 30, 2012, primarily to increase, by $1.5 million, reserves for specific non-performing loans, thereby increasing those reserves to $4.2 million at June 30, 2012 from $2.7 million at December 31, 2011. The allowance for loan losses at June 30, 2012 totaled $14.6 million of the loans then outstanding, as compared to $15.6 million of the loans outstanding at December 31, 2011 and $17.4 million of the loans outstanding at June 30, 2011.

Non-interest income. Noninterest income increased by $7.3 million to $9.1 million in the second quarter of 2012, from nearly $1.9 million in the same quarter of 2011, primarily as a result of a $7.1 million increase in income generated by our mortgage banking operations. In the six months ended June 30, 2012, noninterest income increased by $11.9 million to $15.1 million from $3.2 million in the same six months of 2011, due primarily to a $10.8 million increase in income generated by the mortgage banking division and a $1.1 million increase in net gains on sales of securities available for sale.

Non-interest expense. In the three and six months ended June 30, 2012, noninterest expense increased by $5.1 million, or 59.5% and $9.0 million, or 53.7%, respectively, as compared to the same three and six months of 2011. Those increases were primarily attributable to (i) the growth of our mortgage banking operations, as we added employees, increased leased office space, and expanded our marketing and business development programs to support that growth, (ii) an increase in the carrying costs of other real estate owned (OREO expense), due to an increase in foreclosures by us of real properties that had collateralized non-performing loans, and (iii) increases in legal and other professional fees incurred primarily in connection with the collection and foreclosure of non-performing loans. Notwithstanding the increase in non-interest expense, in the three months ended June 30, 2012 our efficiency ratio (non-interest expense as a percentage of the sum of net interest income and non-interest income) improved to 79.22%, from 82.11% in the corresponding three months of 2011, as the increase in non-interest income outpaced the increase in non-interest expense. In the six months ended June 30, 2012, our efficiency ratio remained substantially unchanged at 82.77% as compared to 82.61% in the same six months of 2011.

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PMBC Second Quarter 2011 Earnings Release

August 13, 2012

Income tax provision (benefit). We recorded a non-cash income tax benefit of $4.1 million and $3.2 million, respectively, in the second quarter and the six months ended June 30, 2012, as a result of the release of the remainder of the valuation allowance, in the amount of $5.0 million, which we had established against our deferred tax asset by means of charges to the provision for income taxes in prior years. The release in the valuation allowance was based on an assessment we made in the second quarter of 2012 that, due primarily to the taxable earnings we have been generating from operations in every quarter since the quarter ended December 31, 2010, it had become more likely, than not, that we would be able to use the income tax benefits comprising our deferred tax asset to offset or reduce taxes in future periods.

Balance Sheet Information

Loans. As indicated in the table below, at June 30, 2012 gross loans totaled approximately $708 million, which represented a decrease of $11 million from the gross loans outstanding at June 30, 2011. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at June 30, 2012 and June 30, 2011.

	June 30, 2012		June 30, 2011
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$173,637	24.5%	$196,563	27.4%
Commercial real estate loans - owner occupied	158,039	22.3%	181,264	25.2%
Commercial real estate loans - all other	155,118	21.9%	138,528	19.3%
Residential mortgage loans - multi-family	74,930	10.6%	79,358	11.0%
Residential mortgage loans - single family	87,227	12.3%	74,373	10.3%
Construction loans	—	—	2,185	0.3%
Land development loans	27,488	3.9%	26,464	3.7%
Consumer loans	31,959	4.5%	20,460	2.8%

Gross loans	$708,398	100.0%	$719,195	100.0%

Deposits. Total deposits increased by $14 million to $857 million at June 30, 2012, from $843 million at June 30, 2011, primarily as a result of (i) a $20 million increase in non-interest bearing deposits to $170 million at June 30, 2012, from $150 million at June 30, 2011 and (ii) a $16 million increase in savings and money market deposit accounts to $169 million at June 30, 2012 from $153 million at June 30, 2011, partially offset by a $34 million reduction in higher-cost time deposits to $491 million at June 30, 2012, from $525 million at June 30, 2011. The reduction in higher cost time deposits was primarily the result of our decision not to seek the renewal of some of those deposits on their maturities in order to reduce interest expense. Due primarily to that decision and resulting reduction in time deposits, lower-cost core deposits increased to 43%, and higher cost-time deposits decreased to 57%, of total deposits at June 30, 2012, as compared to 38% and 62%, respectively, at June 30, 2011.

Asset Quality

Non-performing assets consist primarily of non-performing loans and real properties acquired by or in lieu of loan foreclosures (“other real estate owned” or “OREO”) and, to a lesser extent, non-performing securities. As the table below indicates, non-performing loans decreased by $6.4 million to $20.9 million at June 30, 2012, as compared to $27.3 million at June 30, 2011. However, that improvement was offset by a $9.1 million increase in other real estate owned to $34.1 million at June 30, 2012 from to $25.0 million at June 30, 2011, as a result of our foreclosures of additional properties that had collateralized some of the non-performing loans in our loan portfolio.

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PMBC Second Quarter 2011 Earnings Release

August 13, 2012

The following table sets forth the changes in our non-performing assets over the five quarters ended June 30, 2012.

	2012		2011
	June 30,	March 31,	December 31,	September 30,	June 30,
Non-Performing Assets:
Total non-performing loans	$20,894	$19,252	$14,099	$27,940	$27,303
Total other real estate owned	34,086	36,006	37,421	23,761	25,012
Total other non-performing assets	238	287	380	380	621

Total non-performing assets	$55,218	$55,545	$51,900	$52,081	$52,936
Past Due:
Loans 90 days past due	$10,794	$7,700	$5,110	$23,595	$25,129
Loans 30 days past due	12,908	9,053	6,041	6,552	782

Total loans past due 30 days or more	$23,702	$16,753	$11,151	$30,147	$25,911
Allowance for loan losses	$14,648	$13,634	$15,627	$16,726	$17,383
Ratio of allowance to total loans outstanding	2.07%	1.98%	2.37%	2.43%	2.42%

Mr. Dellerba stated, “We continue to focus on reducing our non-performing assets. We have entered into agreements to sell, for approximately $11.0 million in the aggregate, real properties with carrying values representing, in the aggregate, approximately 32% of our other real estate owned (“OREO”), and we expect those sales to be consummated in the third quarter of 2012. Moreover, in July 2012, we restructured $11.6 million of loans which had been 30 days past due at June 30, 2012, with a principal reduction payment of $2.4 million in cash and the classification of the remaining amounts due as accruing troubled debt restructurings.”

Capital Resources

At June 30, 2012, we had total capital on a consolidated basis of approximately $142 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $132 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 14.8% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at June 30, 2012, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2012		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$141,653	15.9%	N/A	N/A
Bank	132,216	14.8%	$89,248	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$130,443	14.6%	N/A	N/A
Bank	121,015	13.6%	$53,249	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$130,443	12.3%	N/A	N/A
Bank	121,015	11.4%	$52,989	At least 5.0%

As we previously reported, on April 20, 2012 we completed the sale of 4,201,278 shares of our common stock, at a price of $6.26 per share, to Carpenter Community BancFund LP and Carpenter Community BancFund-A LP (collectively, the “Carpenter Funds”), raising a total of $26.3 million in cash.

Ms. Nancy Gray, Executive Senior Vice President and Chief Financial Officer stated that “the sale of those shares, coupled with the Company’s second quarter 2012 earnings, resulted in the increase in the Company’s consolidated capital to $141.7 million at June 30, 2012 from $112.0 million at March 31, 2012. The Company then

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PMBC Second Quarter 2011 Earnings Release

August 13, 2012

contributed $15 million of the proceeds from the sale of those shares to make a capital contribution to the Bank which, together with its earnings in the second quarter of 2012, resulted in an increase in its total capital (on a stand-alone basis) to $132.2 million at June 30, 2012 from $112.0 million.”

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego Counties, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and business and our future plans, and trends in the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

In addition to the risk of incurring loan losses, which is an inherent feature of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by international monetary or other economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations and could, thereby, cause us to incur losses in the second half of 2012 and in subsequent years; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Department of Financial Institutions (the “DFI Order”) will have on our business and results of operations because, among other things, that Agreement and that Order impose restrictions on our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRB or the DFI if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that our earnings will be hurt by our recent decision to exit the wholesale mortgage channel because that will result in a reduction, which could be significant, in our mortgage banking revenues; the risks that continued weakness in the economy and the possibility that the Federal Reserve Board will keep interest rates low for an extended period of time in an effort to stimulate the economic recovery, will further reduce our net interest margins and, therefore, our net interest income; the risks that we will not be able to manage our interest rate risks effectively, in which event, our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the recently enacted Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses; and the risk that sales of any equity securities we might make in the future to raise additional capital could be dilutive of our existing shareholders.

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PMBC Second Quarter 2011 Earnings Release

August 13, 2012

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K that we filed with the SEC on February 27, 2012, as updated and modified by the discussion of risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 which we filed with the SEC on May 7, 2012. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance.

We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Second Quarter 2011 Earnings Release

August 13, 2012

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Percent Change	2012	2011	Percent Change
Total interest income	$10,353	$11,457	(9.6)%	$20,663	$22,918	(9.8)%
Total interest expense	2,209	2,865	(22.9)%	4,504	5,720	(21.3)%

Net interest income	8,144	8,592	(5.2)%	16,159	17,198	(6.0)%
Provision for loan losses	1,850	—	N/M	1,450	—	N/M

Net interest income after provision for loan losses	6,294	8,592	(26.7)%	14,709	17,198	(14.5)%
Non-interest income
Service charges & fees on deposits	245	251	(2.4)%	478	524	(8.8)%
Mortgage banking (including net gains on sales of loans held for sale)	8,450	1,328	536.3%	12,981	2,167	499.0%
Net gains on sales of securities	—	29	N/M	1,186	40	2,865.0%
Other than temporary impairment of securities	—	(63)	N/M	(77)	(115)	(33.0)%
Net gains/losses on OREO	130	99	31.3%	111	206	(46.1)%
Other non-interest income	301	214	40.7%	475	394	20.6%

Total non-interest income	9,126	1,858	391.2%	15,154	3,216	371.2%
Non-interest expense
Salaries & employee benefits	6,531	4,008	63.0%	12,148	7,985	52.1%
Occupancy and equipment	1,189	995	19.5%	2,239	1,982	13.0%
Professional Fees	1,403	1,081	29.8%	2,629	2,042	28.7%
OREO expenses	1,877	822	128.3%	3,701	1,196	209.5%
FDIC Expense	545	380	43.4%	1,159	1,182	(2.0)%
Mortgage related loan expenses	925	168	450.6%	1,278	282	353.2%
Other non-interest expense	1,212	1,126	7.6%	2,765	2,195	26.0%

Total non-interest expense	13,682	8,580	59.5%	25,919	16,864	53.7%

Income before income taxes	1,738	1,870	(7.1)%	3,944	3,550	11.1%
Income tax provision (benefit)	(4,058)	630	(744.1)%	(3,234)	630	(613.3)%

Net income (loss)	5,796	1,240	367.4%	7,178	2,920	145.8%
Undeclared dividends on Preferred Stock	(234)	(316)	(25.9)%	(468)	(628)	(25.5)%

Net income allocable to common shareholders	$5,562	$924	501.9%	$6,710	$2,292	192.8%

Net income per common share
Basic	$0.35	$0.09		$0.48	$0.22
Diluted	$0.35	$0.08		$0.47	$0.19
Weighted average number of shares outstanding (in thousands)
Basic	15,779	10,435		14,088	10,434
Diluted	15,978	12,097		14,206	12,103

Ratios from continuing operations(1)
ROA	2.09%	0.49%		1.29%	0.58%
ROE	28.13%	7.55%		16.06%	9.10%
Efficiency ratio	79.22%	82.11%		82.77%	82.61%

Net interest margin(1)	3.24%	3.51%		3.29%	3.56%

(1)	Ratios and net interest margin for the three and six month periods ended June 30, 2012 and 2011 have been annualized.

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PMBC Second Quarter 2011 Earnings Release

August 13, 2012

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

ASSETS	June 30,		Increase/ (Decrease)
	2012	2011
Cash and due from banks	$11,969	$10,581	13.1%
Interest bearing deposits with financial institutions (1.)	49,807	66,513	(25.1)%
Interest bearing time deposits	1,553	1,618	(4.0)%
Investments (including stock)	109,840	146,059	(24.8)%
Loans held for sale, at fair value	143,588	20,620	596.4%
Core Loans, net	693,115	701,024	(1.1)%
OREO	34,086	25,012	36.3%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	31,483	15,795	99.3%

Total Assets	$1,076,123	$987,904	8.9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$170,011	$149,863	13.4%
Interest bearing deposits
Interest checking	27,132	24,604	10.3%
Savings/money market	168,889	153,394	10.1%
Certificates of deposit	490,974	524,733	(6.4)%

Total interest bearing deposits	686,995	692,731	(0.8)%

Total deposits	857,006	842,594	1.7%
Other borrowings	69,000	53,000	30.2%
Other liabilities	12,873	6,759	90.5%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	956,406	919,880	4.0%
Shareholders’ equity	119,717	68,024	76.0%

Total Liabilities and Shareholders’ Equity	$1,076,123	$987,904	8.9%

Tangible book value per share	$6.66	$5.31	25.4%

Tangible book value per share, as adjusted(2)	$6.39	$5.76	10.9%

Shares outstanding	16,658,296	10,434,665	59.6%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

Average Balances (in thousands)	Six Months Ended June 30,
	2012	2011
Average gross loans (*)	$687,610	$725,160
Average loans held for sale	$78,678	$16,705
Average earning assets	$985,818	$975,323
Average assets	$1,045,954	$1,016,278
Average equity	$84,033	$64,706
Average interest bearing deposits	$701,801	$676,077

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At June 30,
	2012	2011
Total non-performing loans	$20,894	$27,303
Other real estate owned	34,086	25,012
Other non-performing assets	238	621

Total non-performing assets	$55,218	$52,936

Net charge-offs year-to-date	$2,429	$718
90-day past due loans	$10,794	$25,129
Allowance for loan losses	$14,648	$17,383
Allowance for loan losses /gross loans (excl. loans held for sale)	2.07%	2.42%
Allowance for loan losses /total assets	1.36%	1.76%

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